Exhibit 99.1

Stereotaxis Announces Results of Rights Offering

ST. LOUIS, MO, November 27, 2013 – Stereotaxis, Inc. (“Stereotaxis”) (NASDAQ: STXS) announced the results of its previously announced offering of subscription rights to purchase shares of its common stock, par value $0.001 per share. Pursuant to the rights offering, subscription rights to purchase approximately 3.4 million shares of common stock were exercised, resulting in gross proceeds to Stereotaxis of approximately $10.2 million.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A registration statement relating to the rights was filed with the Securities and Exchange Commission and was declared effective on October 29, 2013. The rights offering was made only by means of a prospectus filed by the Company with the Securities and Exchange Commission on October 29, 2013.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital’s interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis’ core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital or otherwise address ongoing liquidity challenges on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms or at all, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com